Calculation of Filing Fee Tables
S-3
AMERICAN INTERNATIONAL GROUP, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	1.580% Notes due 2028	457(r)			$ 498,738,598.87	0.0001531	$ 76,356.88
Fees to be Paid	2	Debt	1.757% Notes due 2029	457(r)			$ 66,627,854.32	0.0001531	$ 10,200.72
Fees to be Paid	3	Debt	2.137% Notes due 2034	457(r)			$ 81,505,918.88	0.0001531	$ 12,478.56
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 646,872,372.07		$ 99,036.16
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 99,036.16
Offering Note
[1]	Y77,100,000,000 aggregate principal amount of the 1.580% Senior Notes due 2028 will be issued. The $498,738,598.87 Amount to be Registered is based on the November 15, 2024 Yen/U.S. $ rate of exchange of Y154.59/U.S.$1.00.

[2]	Y10,300,000,000 aggregate principal amount of the 1.757% Senior Notes due 2029 will be issued. The $66,627,854.32 Amount to be Registered is based on the November 15, 2024 Yen/U.S. $ rate of exchange of Y154.59/U.S.$1.00.

[3]	Y12,600,000,000 aggregate principal amount of the 2.137% Senior Notes due 2034 will be issued. The $81,505,918.88 Amount to be Registered is based on the November 15, 2024 Yen/U.S. $ rate of exchange of Y154.59/U.S.$1.00.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $646,872,372.07. The prospectus is a final prospectus for the related offering.